Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Targa Resources Partners LP of our report dated March 30, 2007 relating to the financial statement of Targa North Texas LP, our report dated March 30, 2007 relating to the financial statement of Targa Resources GP LLC, our report dated November 13, 2006 relating to the financial statements of the North Texas System, and our report dated September 27, 2007 relating to the financial statements of SAOU and LOU Systems of Targa Resources, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
October 1, 2007